EXHIBIT B

                             [IVACO LETTERHEAD]



By telecopier and by courier                                August 11, 1999
----------------------------


BIRMINGHAM STEEL CORPORATION
1000 Urban Center Drive, Suite 300
Birmingham, Alabama 35242


Attention: Mr. Robert A. Garvey
           Chairman of the Board and Chief Executive Officer
           -------------------------------------------------

Dear Mr. Garvey:

          This letter shall serve to notify Midwest Holdings Inc. and Birmingham Steel Corporation that, as a result of the wind-up of Ivacan Inc. ("Ivacan") into its parent, Ivaco Inc. ("Ivaco"), all of the membership interest of Ivacan in LCL Holdings I, LLC has been transferred back to Ivaco effective as of August 3, 1999.

          Accordingly, Ivaco hereby reiterates its undertaking and agrees to be bound by all the terms and conditions of the Purchase Agreement dated as of September 26, 1997 by and among Ivaco, LCL Holdings I, LLC, Midwest Holdings Inc. and Birmingham Steel Corporation.


Yours very truly,


Ivaco Inc.                                     Ivacan Inc.


By:/s/ Albert A. Kassab                        By:/s/ Guy-Paul Massicote
   -------------------------                      -------------------------
   Albert A. Kassab                               Guy-Paul Massicote
   Senior Vice-Pesident and                       Secretary
   Chief Financial Officer